SCHEDULE 14A INFORMATION

                         Securities Exchange Act of 1934

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Check the appropriate box:
[_]  Preliminary Proxy Statement
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[_]  Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          Columbus McKinnon Corporation
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                    (Exact Name as Specified In its Charter)

                  The Columbus McKinnon Shareholders Committee
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                   (Name of Person(s) Filing Proxy Statement)

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                           DEFINITIVE PROXY STATEMENT

                               dated July 26, 1999

                  THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
                          c/o MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                              --------------------

                       1999 ANNUAL MEETING OF STOCKHOLDERS
                                 August 16, 1999

                   PROXY STATEMENT IN SUPPORT OF SHAREHOLDERS
                  COMMITTEE NOMINEES FOR ELECTION AS DIRECTORS
                         AND PROPOSAL TO RESTORE BY-LAWS

     This Proxy Statement is being furnished to holders of Common Stock, par value $.01 per share (the "Common Stock"), of Columbus McKinnon Corporation, a New York corporation (the "Company"), in connection with a proxy solicitation by the Columbus McKinnon Shareholders Committee (the "Shareholders Committee"). Such proxies are to be used at the Annual Meeting of Stockholders of the Company to be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York 14228, on August 16, 1999, at 10:00 a.m., local time, and at any adjournment thereof (the "Annual Meeting"). The close of business on June
25, 1999, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting. This Proxy Statement is first being furnished to stockholders on or about July 26, 1999. The address of the Shareholders Committee is 660 Madison Avenue, New York, New York 10021.


                    COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
                      AND PARTICIPANTS IN THE SOLICITATION

     The Columbus McKinnon Shareholders Committee is made up of the beneficial holders of an aggregate of 1,245,545 shares or 8.49% of the Company's outstanding Common Stock. The Shareholders Committee members have agreed between themselves to act together to nominate and elect a slate of directors who would constitute a majority or more of the Company's Board of Directors and would pursue a value maximization strategy. The terms of their agreement are described elsewhere herein and in Appendix A to this Proxy Statement.

     The Shareholders Committee members are Metropolitan Capital Advisors, Inc. and Metropolitan Capital III, Inc., acting on their own behalf and as representatives of the affiliated entities named below (collectively, "Metropolitan"), Scoggin, Inc. and Scoggin, LLC, acting on their own behalf and on behalf of the affiliated entities named below (collectively, "Scoggin") and Lakeway Capital Partners, LLC, acting on its own behalf and on behalf of the affiliated entities named below (collectively, "Lakeway "). In addition to the members of the Shareholders Committee, the following individuals



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and  entities  also  may  be  deemed  to be  participants  in  the  Shareholders
Committee's  proxy  solicitation:   Bedford  Falls  Investors,  L.P.,  of  which
Metropolitan   Capital  Advisors,   L.P.  is  the  sole  general  partner,   and
Metropolitan Capital Advisors, Inc., which, in turn, is the sole general partner
of  Metropolitan   Capital  Advisors,   L.P.;   Metropolitan   Capital  Advisors
International Limited, of which Metropolitan Capital Partners III, L.P. is the investment advisor, of which Metropolitan Capital III, Inc. is the sole general partner; Jeffrey E. Schwarz and Karen Finerman, as shareholders, directors and executive officers of Metropolitan Capital Advisors, Inc. and Metropolitan
Capital  III,  Inc.   (collectively,   sometimes   herein  referred  to  as  the
"Metropolitan Participants"); Yaupon Partners, L.P. and Yaupon Partners II, L.P., of which Lakeway Capital Partners, LLC is the sole general partner; Robert
F.  Lietzow,   Jr.,  as  managing  member  of  Lakeway  Capital  Partners,   LLC
(collectively, sometimes referred to as the "Lakeway Participants"); Scoggin Capital Management, L.P., of which Scoggin, Inc. is the sole general partner; Scoggin International Fund, Ltd., of which Scoggin, LLC is the investment advisor; and Curtis Schenker and Craig Effron, as shareholders, directors and executive officers of Scoggin, Inc. and managing members of Scoggin, LLC (collectively, sometimes referred to as the "Scoggin Participants"). All of such persons or entities are sometimes collectively referred to herein as the "Shareholder Participants".


                 WHY YOU SHOULD ELECT NEW INDEPENDENT DIRECTORS

     The members of the Shareholders Committee are asking you to elect five new, independent directors (the "Shareholder Nominees") to replace five incumbent members of the seven-person Board of Directors of the Company. Our slate of nominees, which includes experienced industry executives and significant shareholders, is committed to pursuing a strategy designed to realize maximum value for all shareholders.

      We believe the incumbent Board has directed the Company on a highly-leveraged strategy which has resulted in a large debt load, a negative tangible book value of approximately $169 Million and higher financing costs. At the same time, this new debt must be carried and repaid by a business which is now more dependent on selling to customers in the cyclical automotive industry. As a result, approximately 22% of the Company's fiscal 1999 revenues rested on strategic purchase decisions, trends and the economic health of the automotive industry. We believe this is a significant shift from the Company's core business as a producer of hoists and related products, where sales were largely driven by non-discretionary equipment purchases, maintenance and replacement.

      It is time for shareholders to act to protect and maximize their investment. We need your support because:

         - In July, 1997, after Yale was acquired, we first proposed exploring alternatives to continued acquisitions. From then until May 5, 1999, management instead expanded its acquisition strategy in what we see as the mistaken hope that greater value for shareholders would be realized. Instead, during that time, and prior to the news of our proposal to

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         maximize  value,  the price of your stock  appreciated  only 8.75%,  as compared to a 46.8% appreciation in the S&P 500 Index.

         - Starting in 1998, management pushed its acquisition plan into cyclical industries with the acquisition of LICO, Inc. ("LICO"), a designer, manufacturer and installer of custom conveyors and material handling systems, and Univeyor, a designer and manufacturer of automated material handling systems. As the Company stated, these acquisitions "overnight" moved the Company into the business of designing and supplying engineered "built to order" automated material handling systems. By doing so, management also moved to a business where revenue is typically dependent on a contract bidding process, often beset by delays, and recognized 12 to 18 months after contract. This compares to its core business, where standard product is often shipped, and revenue recognized, within a week. Management is promising more acquisitions. Though management in 1998 confidently predicted that these acquisitions would generate $225 Million or more of revenues and nearly $25 Million of EBITA for fiscal 1999, they actually produced approximately $165 Million of revenues and $15 Million of EBITA for the year. As a result, the Company is now burdened with high debt which must be supported, in part, by the underperforming businesses acquired in the LICO and Univeyor transactions, which made up over 20% of fiscal 1999 sales. This significant shift from core businesses, which began in January 1998 and was the rationale for the LICO acquisition in March 1998 was followed by eroding share prices in fiscal 1999. We believe that continuing that strategy will lead to more of the same in the next year.

         - Even as it searches for more acquisitions, management concedes that it has not fully integrated even the businesses that already have been acquired. Though on March 31, 1998, it heralded that it had "successfully completed and integrated nine acquisitions," and that the March 1998 acquisition of LICO would be "immediately accretive," management now says that it needs more time to show results. In its own proxy material, management has said that integration of past acquisitions is still ongoing, and that many cost reduction initiatives are yet to be realized. We believe that the acquisition of LICO significantly contributed to management lowering earnings projections for the fiscal year 1999 just months after the acquisition, and then failing to meet even those lowered expectations.

         - Over the thirteen months following the Company's acquisition of LICO, the value of Company shares fell approximately 27%, while the S&P 500 Index rose approximately 20%. During that time the Company continued to buy other businesses, and incur more debt, in an effort to complement LICO and its other businesses.

         - We believe a combination of high debt and a low stock price will make management's plan for additional acquisitions more expensive, and difficult. Despite management acknowledging these difficulties, the incumbent Board has refused our request to pursue alternative strategies, such as sale or strategic merger of the Company, that may provide higher returns to shareholders.

         - The Shareholder Nominees include experienced industry executives, and shareholders, who are committed to considering all alternatives to enhance the Company's worth, and to maximizing value for shareholders. They will focus management on realizing the benefits of the current businesses and explore and evaluate alternatives. In particular, they intend to fully evaluate whether a sale of the business, or a strategic merger with other industry participants would provide more value to shareholders than continued independent operation.

     Management confidently says that now is not the time to sell the Company, but management appears unwilling even to explore such a possibility. In its Definitive Proxy Statement, filed with the SEC on July 13, 1999, management disclosed that it had agreed to pay Goldman Sachs & Co. $400,000 for assistance in this proxy contest and had offered Goldman Sachs the right to be the Company's exclusive financial advisor in the event of certain unsolicited bids for the Company or if the Company were to be sold. From management's disclosure, we believe that Goldman Sachs was not retained to explore whether a sale of the Company would maximize value for shareholders. We believe that it is a mistake to pay Goldman Sachs a significant fee to help defend their strategy instead of instructing them to explore all available options including whether their strategy is the right one for the Company.

                OTHER PROPOSALS FOR CONSIDERATION AT THE MEETING

     The Shareholders Committee also is soliciting your proxy in support of a proposal to restore the Company's by-laws to those in effect on May 16, 1999 (the "Original By-Laws"), including restoring the right of shareholders to nominate directors and propose shareholder actions at any time. If approved, this proposal will serve to nullify by-law changes made following the announcement of our intention to nominate directors, as well as to protect shareholders from any further by-law changes that the incumbent Board may seek to implement prior to the Annual Meeting.

     The Shareholders Committee is not making any recommendation with respect to how shareholders should vote on the management's proposal to approve the Amendment and Restatement of the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan (the "Plan Restatement"). The Shareholders Committee intends to abstain from voting on the Plan Restatement. Any proxies returned to the Shareholders Committee without being marked with respect to the Plan Restatement will be cast as abstaining on such question. At the present time, the Shareholders Committee does not intend to propose any other nominees or any other actions for shareholder consideration at the Annual Meeting, but may to the extent permitted by law and the Company's by-laws do so in response to management actions that may be taken or disclosed after the date hereof.

                  SUPPORT A PLAN TO MAXIMIZE SHAREHOLDER VALUE

     Management wants time for its strategy to show results and increase value for shareholders, but we believe management has had time and has not demonstrated the success of that plan. For three years, shareholders have waited patiently for management's strategy to deliver results. Instead, in the thirteen months following the LICO acquisition, while the stock market continued to soar and the economy was healthy, your shares lost over 27% of their value. In our opinion a new strategy must be implemented, and the time to do so is now. We don't think that shareholders can afford another year of declining share prices.

     We proposed and supported the 1997 acquisition of Yale since it was targeted at the Company's core hoist business and had the potential for significant synergies. As subsequent acquisitions departed from the core business, and share value has stagnated, management has declared the need for more time to integrate Yale and other acquired businesses, to make other acquisitions and to attain greater visibility for the Company in the investment community. According to management, these three steps would lead to higher values for shareholders.

     In our view, management has had enough time to implement all three elements of its plan. The results: synergies, cost savings and operating efficiencies have not yet been fully realized; new acquisitions have burdened the Company's capital structure raising long-term debt from $8.3 Million at March 31, 1996, to $426.6 Million at March 31, 1999. Annual interest costs have risen from $5.3 Million in fiscal 1996, to $35.9 Million in fiscal 1999. The Company is more widely followed by analysts and investors, and the stagnant share price has persisted.

     Management's 1998 acquisition of LICO did not build the core business, but was a new entry into the business of designing and building customized conveyors and material handling systems, primarily for the automotive industry. The acquisition resulted in a business more heavily in debt, and with increased dependence on sales in a highly cyclical industry sector. LICO's failure to perform to expectations has contributed to disappointing earnings, and a stock price that declined 27% from the date after its completion to the day before we notified the Company of our plans. We believe, and management has acknowledged, that it has left the Company with little financial flexibility to make more attractive acquisitions that may be available in its core business.

     At the time of the acquisition, LICO was held out as a "major component" of management's plan. It represents the kind of "strategic" acquisition that the incumbent Board today says it will continue to look for in the future. We think that LICO represents a poor investment of Company resources. The purchase price for LICO was approximately 11 x fiscal 1999 EBITA of $14.9 million for the entire solutions/automotive segment. Fifteen months later, the refusal of management to recognize that LICO was a poor investment indicates to us that we can expect future acquisitions to repeat the LICO experience.

     We believe that shareholders cannot afford more of the same. Voting for the incumbent Board endorses the LICO strategy and more acquisitions like it. Voting for the Shareholder Nominees is

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voting to explore  all means to  realize  value from  current  businesses  while focusing operations on maximizing profitability of the core businesses.

     As shareholders, we have had discussions with industry experts, investment bankers, and with companies that expressed interest in negotiating with management to participate in a purchase of the Company, or a strategic merger with the Company. Those parties indicated an interest in pursuing acquisition discussions with the Company, if management indicated a willingness to consider them. As a result of these discussions, we have repeatedly asked management to discuss with potential buyers and others the alternatives that could be in shareholders' best interests. Management has told us that they are not interested in such discussions, and we understand that at least one interested party sought, and failed, to discuss a proposed transaction with the Company.

         Members of the Shareholders Committee on an on-going basis have performed their own evaluation of the values that may be attained on sale or merger of the Company, employing usual research, analytical methods and financial models, and have reviewed reports of independent analysts. Though not relied upon in forming our conclusion, we also reviewed a July 9, 1999 research report prepared by First Union which discusses possible valuations. In performing our evaluation, members of the Shareholders Committee considered the Company's historical financial and operating performance, the effect of recent acquisitions by the Company, sales of other companies and industry and economic conditions. To estimate a range of values, the material assumptions we have used are a five-year average EBITDA growth rate of 5.5% to over 11%, blended debt financing costs of 9.25% per annum and invested capital of between 25-30%. We believe that a strategic purchaser who could take advantage of cost reductions and synergies would pay a higher price than a financial purchaser. Such assumptions were based on Company statements, publicly available documents and general economic and industry information.

         Our evaluation of the Company leads us to believe that, under current market conditions, alternatives are available that could generate a price for the Company that would represent a premium above the market prices that have persisted during the last year. We believe these alternatives include sale to a financial buyer, merger with a strategic buyer, or a combination of such alternatives, and others.

     There is no assurance that any such transaction would be consummated, that stockholder value will be maximized, or that a significant premium will be realized, if the Shareholder Nominees are elected, or the Original By-laws are restored. However, in deciding who to support, you should carefully consider whether, even if completely successful, management's plan would attain such values in one, two or even three years. At the same time, consider the risk to your investment if management completely fails to execute on its plan, or fails to execute on schedule. Finally, even if you think management's plan can succeed, you should consider whether you want a Board that is open to exploring the alternatives, or one that has refused invitations to explore alternatives that may be available.

            WE HAVE A SINGLE PURPOSE - TO MAXIMIZE SHAREHOLDER VALUE

     The Shareholder Nominees are supported by long-time investors who in some cases have held the Company's Common Stock for over three years. During that time, we believe management has steadfastly pursued only its strategy of buying and attempting to integrate other businesses. Jeffrey



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E. Schwarz and Robert F. Lietzow,  Jr.,  Shareholder  Nominees,  repeatedly  and openly encouraged management to explore other alternatives in the interest of all shareholders. The continued failure of management and the incumbent Board to do so has led the Shareholders Committee to seek election of new directors who would pursue what we believe to be the interests of shareholders.

     The Shareholder Nominees and the Shareholders Committee have no plan or intention to remove or replace officers of the Company or actively participate in day-to-day management. Any suggestion otherwise is nothing more than a tactic designed to alarm shareholders in order to further entrench the incumbent Board. The Shareholders Committee seeks only to replace a majority of incumbent directors who have established the Company's current strategy to the exclusion of all others. The Shareholders Committee wants to elect a new majority that will consider alternatives to management's strategic plan and pursue the plan best for shareholders.

     Our purpose is to offer shareholders a choice of direction for the Company. You should consider whether management and the incumbent Board have other purposes. In our view, management's strategy has failed to reward shareholders and they are asking for "years" more to show that it can. In an attempt to guarantee those "years," management has used corporate assets and personnel to hinder our attempts to offer shareholders a choice. Faced with our announcement that we intended to nominate candidates, the incumbent Board changed long-standing by-laws to make it more difficult for us to do so. Then, management used the Company's money to sue all the members of the Shareholders Committee.

     We have committed our time and resources to offer shareholders a choice for the direction of their investment: continue management's plan for LICO-type acquisitions, or choose a shareholder-nominated Board which will look at all alternatives.

               THE SHAREHOLDER NOMINEES ARE EXPERIENCED EXECUTIVES
                      WHO HAVE DELIVERED SHAREHOLDER VALUE

     The Shareholder Nominees include experienced and seasoned executives who each have experience in situations where the inherent value of a business is not reflected in its stock price. They have created value for shareholders through operating businesses, buying and integrating businesses, recapitalization, and where appropriate, by concluding that sale was the best means to realize value. If the Shareholder Nominees are elected, they are committed to pursuing a value maximization strategy, including immediate exploration of the sale of the Company. To assist in this evaluation, they expect to immediately cause the Company to retain a nationally recognized investment banking firm.

     The Shareholder Nominees include experienced public company executives, including Larry N. Katsoulis, the former President of the Material Handling Division of Yale International, Inc., which was acquired by the Company in 1997, and George G. Raymond, Jr., former CEO of Raymond Corporation, a major manufacturer of narrow aisle forklifts. Both have years of experience in industrial manufacturing operations and were officers or directors of those companies when their

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sale occurred at significant  premiums for  shareholders.  Shareholders  of Yale received a premium of 47.7% over the price of Yale shares on May 15, 1996, and Raymond Corp. shareholders realized a premium of 51.77% over the price of shares on February 17, 1997.

      Other Shareholder Nominees are able to present both the operator's view and the investor perspective on operations, strategic alternatives and sale. Mr. Jonathan Guss is the Chief Executive Officer of Bogen Communications
International, Inc. ("Bogen"), a publicly owned manufacturer of audio and telecommunications equipment, and since August 1994, a director of Alliant Techsystems Inc., ("ATK"), a NYSE-listed major supplier of defense equipment and rocket launch systems to the United States and private space launch contractors. Mr. Guss has an extensive background of buying, operating and selling manufacturing businesses, as well as evaluating a broad range of alternatives to enhance shareholder value. Over a six-year period, he was a key executive in operating and selling manufacturing operations that serviced the commercial baking industry. In 1994, with ATK stock trading for approximately $20 per share, he was part of a shareholder-nominated slate of directors which was elected to explore alternatives to enhance shareholder value. Since that time, ATK has acquired Hercules Aerospace, sold significant business units and accomplished a substantial repurchase of its own shares, in the market, in privately-negotiated transactions and in a self-tender. Five years later, at July 9, 1999, ATK stock closed at a price of $84.25 per share.

     Messrs. Jeffrey E. Schwarz and Robert F. Lietzow, Jr. each brings substantial investment experience and a shareholder perspective to the Board. As representatives of significant shareholders, their interests are aligned with yours. Each has served as the catalyst for sale transactions that have delivered substantial value to shareholders. On behalf of Metropolitan, they have actively advocated the sale of National Convenience Stores in 1996, Yale Incorporated in 1996, Raymond Corporation in 1997 and Circon Corporation in 1998. In each case, as here, they first advocated such transactions to management, and turned to shareholders only when management refused to consider alternatives that could enhance shareholder value. In such situations, the companies were each sold for premiums of between 47.7% and 102.4% above the stock prices prior to
Metropolitan announcing its proposal to explore sale and other alternatives. Each also has closely followed the Company over the past three years, and is qualified to help determine and implement the best strategies for providing value to fellow shareholders.

     The incumbent Board has had years to show results. Despite an under-performing stock price, they have chosen to restrict the Company's alternatives to management's acquisition plan. Even after management has had time to implement its plan, and has failed to deliver results, they refuse to take the initiative to seek out, or even listen to, alternatives that would maximize shareholder value. If you wish to have alternatives explored to maximize the value of your shares, then the Shareholders Committee urges you to support the Shareholder Nominees.

                             YOUR VOTE IS IMPORTANT

     To vote for the Shareholder Nominees and restore the Original By-Laws, you must submit the enclosed GOLD proxy card and must NOT submit the Company's proxy card, even if you wish to vote for one or more of the Company nominees.

     If you agree with the reasons for the Shareholders Committee's solicitation set forth herein, and believe that the election of the Shareholder Nominees to the Board of Directors can make a difference, we urge you to vote for the election of the Shareholder Nominees and to restore the Original By-Laws, no matter how many or how few shares you own, by signing, dating and mailing the enclosed GOLD proxy card.

     The Shareholders Committee urges you NOT to sign any proxy card sent to you by the Company. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING. If your shares are held in the name of a brokerage firm, bank or nominee, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and give instructions for such shares to be voted.

     If you have any questions or need assistance in voting your shares, please call the Shareholders Committee representative, MacKenzie Partners, Inc., at
(800) 322-2885.

                        ELIGIBLE SHARES AND VOTE REQUIRED

     Only holders of Common Stock of record at the close of business on June 25, 1999 (the "Meeting Record Date") will be entitled to vote at the Annual Meeting. Holders of record of shares of Common Stock on the Meeting Record Date are urged to submit a proxy even if such shares have been sold after the Meeting Record Date. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. At the close of business on June 25, 1999, the Company had outstanding 14,724,397 shares of Common Stock, the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting. Each share of Common Stock entitles its owner to one vote. A plurality of votes cast at the Annual Meeting is necessary to elect each of the Shareholder Nominees and a majority of votes cast is necessary to restore the Original By-Laws. For information concerning voting procedures at the Annual Meeting, see "Voting and Proxy Procedures."

      Each nominee for election as a Director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be elected at the Annual Meeting. A majority of the votes cast is required to approve the adoption of restoring the Original By-laws. Under the law of the State of New York, the Company's state of incorporation, only "votes cast" by the shareholders entitled to vote are determinative of the outcome of the matter subject to shareholder vote. Abstentions, broker non-votes and withheld votes will not be considered "votes cast."

                       ADDITIONAL PARTICIPANT INFORMATION


     Messrs. Katsoulis, Guss and Raymond also may be deemed "participants" in the solicitation of proxies for their election, and may be referred to herein, along with Messrs. Schwarz and Lietzow, as the "Nominee Participants. "

     In addition, 17,800 shares of Common Stock are beneficially owned by employees of certain Shareholder Participants, or by family members of certain of the Shareholder Participants, or by entities of which such Shareholder Participants or family members are owners, beneficiaries or trustees. Such persons or entities have advised the Shareholders Committee that such shares are expected to be cast in favor of the Shareholder Nominees and the restoration of the Original By-Laws. The Shareholder Participants disclaim beneficial ownership of such shares of Common Stock.

     Further information regarding relationships between and among the members of the Shareholders Committee, the Shareholder Participants and certain other persons, and further information regarding Common Stock ownership by the Shareholders Committee, its members and certain of their affiliates is set forth in Appendix A hereto.

     Information concerning the Shareholder Nominees is set forth below under "Shareholder Nominees for Election as Directors." Additional information concerning the Shareholder Committee, the Shareholder Nominees and their holdings of Common Stock is set forth in Appendices A and B hereto.

                            CONTACTS WITH THE COMPANY

     Over the past three years, Shareholder Participants have had numerous conversations with Company management and others to discuss strategic alternatives and means of increasing the value of the Company's Common Stock. The description of certain of these contacts is set forth below, but is not intended to describe each or every individual conversation or contact that may have been had over such period, or every subject that may have been discussed with management, or otherwise.

     In 1996, representatives of Metropolitan proposed to management that the Company explore the acquisition of Yale International, Inc. ("Yale"), a publicly-owned manufacturer of industrial equipment. At and around the time of such contacts, with Yale stock trading for $15.00 per share, certain of the Metropolitan Participants were seeking to have the Yale Board of Directors explore sale of Yale. As a result of such discussions, the Yale Board explored alternatives and agreed to sell Yale to the Company in December, 1996 for a price of $24 per share

     In July of 1997, Metropolitan contacted management and proposed that the Company consider a sale of the Company as the most effective mechanism for
maximizing   shareholder   value.   Throughout  1997,  1998  and  1999,  certain
Shareholder Participants continued to encourage management to take steps to enhance shareholder value, including through the possible sale of the Company or the repurchase and retirement of Common Stock. Certain Shareholder Participants also have contacted potential financial and strategic buyers, industry and investment banking contacts and others to determine the values that would be available to shareholders in such transactions. Shareholder Participants requested that management be open to discussions with such parties to determine whether shareholders interests were best served by such transactions. Management rejected our request.

      In 1998, at a time when Company shares were trading at the lowest values since its initial public offering, Messrs. Schwarz and Lietzow, both now Shareholder Nominees, proposed that the Company use a portion of its remaining borrowing capacity to repurchase and retire Common Stock and enhance value for continuing shareholders. Management instead used Company money to fund the ESOP's purchase of 479,900 shares and transfer value and votes to the ESOP. This, despite the fact that, in our view, the ESOP already had enough shares for years to come.

     At various times from Fall 1998 through March, 1999, Messrs. Schwarz and Lietzow, as well as certain of the Scoggin Parties, all repeated their request that Management consider sale of the Company as the best alternative to maximize shareholder value.

     Following an industry conference in March 1999, Mr. Jeffrey E. Schwarz met with Mr. Timothy Tevens, at which time Mr. Tevens stated that the Company's latest acquisition had been difficult to accomplish as a result of the Company's low stock price and high leverage. Mr. Schwarz suggested that a sale of the Company or other transaction with a financial or strategic buyer might be appropriate to achieve higher value for shareholders. Mr. Tevens stated that management was not interested in pursuing any such alternative.

     On March 17, 1999, Messrs. Schwarz and Lietzow met with management at the Company's headquarters in Amherst, New York and again suggested that management consider a range of significant strategic transactions that would enhance shareholder value, including sale of the Company, seeking financial partners to effect a major recapitalization of the Company or similar transactions. Management again rejected the request to explore alternatives to its own strategy.

     By letter dated May 5, 1999, the Shareholders Committee informed the Company that it planned to nominate directors for election at the Company's upcoming Annual Meeting and that such nominees would be committed to pursuing a plan to maximize shareholder value, including through a sale of the Company. On June 17, 1999, Bedford Falls Investors, L.P., delivered to the Company its nominations of the Shareholder Nominees.

          MANAGEMENT ACTIONS IN RESPONSE TO THE SHAREHOLDER NOMINATIONS

     On the morning of May 18, 1999, management issued a press release and held a conference call with shareholders in which management described the financial results for the year ended March 31, 1999, other business developments and future prospects. Management did not disclose that on the previous day the Board of Directors had amended the Company's by-laws to impose new requirements for shareholder nominations of directors and shareholder proposals (the "Amended By-Laws"). The Company refused to address the Shareholders Committee proposal for the nomination of directors, and adoption of a value maximization strategy.

     Later that same day, the Company filed with the Securities and Exchange Commission a Form 8-K, which included the Amended By-Laws approved the previous day. The Amended By-Laws, among other things, impose new requirements for any shareholder seeking to nominate directors, including the requirement that such nominations and shareholder proposals be made at least 60 days and in certain cases as long as 90 days, in advance of the date of the Annual Meeting, preserving for management the ability to propose its own nominees and other actions at any time, and not providing for any means by which shareholders can propose nominees or proposals in response or in opposition to such management proposals. Through the date hereof, such Amended By-Laws have not precluded the Shareholders Committee from nominating persons for election to the Company's Board; however, such Amended By-laws may be used by the Company to disqualify substitute or additional nominees that may be hereafter proposed shareholders. In addition, management has the power to adopt additional by-law provisions prior to the Annual Meeting without notice or shareholder approval, which may limit shareholders in their actions or affect corporate governance after the meeting. The proposal to restore the Original By-Laws would eliminate such new requirements and allow shareholders to nominate directors and make such proposals in the manner permitted by the Company's by-laws at all times since the Company became publicly owned and prior to May 17, 1999.

     By letter dated May 24, 1999, the Shareholders Committee advised management that it would shortly submit its complete nominations. On May 26, 1999, management instituted suit against the Shareholder Participants in the United States District Court Southern District of New York alleging, in part, that the Shareholder Participants had illegally concealed that they were cooperating to propose Nominees to the Board in order for management to explore a sale of the Company. In addition, the Company alleged violations of Sections 13 and 14 of the Securities Exchange Act of 1934. On July 14, 1999, the Shareholders Committee filed Counterclaims alleging violations of various proxy rules and regulations by the Company. The Counterclaims filed by the Shareholders Committee allege various violations of the proxy rules by the Company, including the Company's failure to file with the Securities and Exchange Commission certain soliciting materials distributed to shareholders; making false and misleading statements with respect to the success of its business strategy, certain of the Shareholders Committee's participants, and inquiries made concerning the potential sale of the Company; and making misleading statements in its letter to shareholders dated July 12, 1999 regarding the expected voting of shares held by the Company's Employee Stock Ownership Plan ("ESOP") in the election contest.

     Instead of allowing shareholders to choose freely, management has instead determined to utilize their offices and your money to prevent or impede the Shareholder Committee from nominating a slate of directors. What are they afraid of? All we ask is to allow shareholders to make a choice in an impartial election -- all they want is to pre-empt shareholder democratic contests.


                 SHAREHOLDER NOMINEES FOR ELECTION AS DIRECTORS

     At the Annual Meeting, seven directors are to be elected to fill seven vacancies on the Board of Directors. The directors so elected will serve in such capacity for a one-year term set to expire at the Company's 2000 Annual Meeting of Stockholders, and until their successors are elected and qualified.

     The Shareholders Committee is proposing the election of five Shareholder Nominees to the Board of Directors which, if elected, will constitute a majority of the Board of Directors. The Shareholder Committee does not seek to replace the incumbent directors who are employees and officers of the company. Proxies delivered to the Shareholders Committee cannot be voted for more than five nominees. The Shareholders Committee does not expect that any of the Shareholder Nominees will be unable to stand for election, but, in the event that a vacancy in the slate of the Shareholder Nominees should occur unexpectedly, the shares of Common Stock represented by the enclosed GOLD proxy card will be voted for a substitute candidate to be selected by the Shareholders Committee.

     If you wish to vote for the Shareholder Nominees, you must submit the enclosed GOLD proxy card and must NOT submit the Company's proxy card, even if you wish to vote for any of the Company Nominees. Only votes for the Shareholder Nominees may be casted on the GOLD proxy card.

     Certain management Nominees elected to the Board of Directors may decline to serve, in which case the Shareholder Nominees will seek to fill any of such vacant positions by appointing other qualified individuals, including, possibly, members of management. If such individuals decline to serve on the Board, or if vacancies exist even after their appointment, the Shareholder Nominees will either leave such positions vacant or will seek to fill such positions as they deem appropriate.

     The following information concerning age, principal occupation, business experience during the last five years and directorships of other publicly-owned companies has been furnished to the Shareholders Committee by the Shareholder Nominees, all of whom have expressed their willingness to serve on the Board of Directors of the Company.

     LARRY N. KATSOULIS (age 53 )-- Since 1997, Mr. Katsoulis's principal occupation has been President, Chief Executive Officer and a director of Pillar Corporation, a privately-held corporation engaged in manufacturing induction heating power supplies. From 1988 to 1997 Mr. Katsoulis served as an executive officer of Yale International, Inc. ("Yale"), a leading manufacturer of hoists and material handling equipment. Mr. Katsoulis served as President of Yale from 1994 to 1997.

     JONATHAN G. GUSS (age 40)-- Since 1997, Mr. Guss's principal occupation has been the Chief Executive Officer and a director of Bogen Communications International, Inc., a NASDAQ-listed provider of telecommunications peripherals and sound processing equipment. Mr. Guss also currently serves as a member of the Executive Committee of the Board of Directors. Since May 1990, Mr. Guss has been a principal and President of Active Management Group, Inc., a firm that provides turnaround management services. Since August 1992, Mr. Guss has also been a principal and Chief Executive Officer of EK Management, Inc., the general partner of EK Associates, L.P. (also known as "Ekco/Glaco Ltd."), a limited partnership which, until 1998, provided goods and services to the baking industry. In addition, since August 1994 Mr. Guss has been a director of Alliant Techsystems Inc., a NYSE-listed developer of munitions, solid propulsion systems and defense electronic systems. Mr. Guss is a 1985 graduate of the Harvard Business School and a 1981 graduate of Reed College.

     GEORGE G. RAYMOND, JR. (age 78)--Mr. Raymond is the retired Chairman of the Board and Chief Executive Officer of Raymond Corporation, a leading supplier of narrow aisle forklifts. Mr. Raymond served as Chairman of the Board and as an officer of Raymond Corporation from 1973 until 1995. Mr. Raymond currently is a managing member of Sankaty Capital Management, LLC, the general partner of Sankaty Capital Partners, L.P., a private investment partnership. He also is a lifetime trustee of Alfred University.

     JEFFREY E. SCHWARZ (age 40)--Since July 1992, Mr. Schwarz has been the Chief Executive Officer and a director of Metropolitan Capital Advisors, Inc. ("Metropolitan"), an investment advisory firm. Mr. Schwarz also serves as a director of two private companies that are affiliated with Metropolitan, KJ Advisors Inc. and Metropolitan Capital Advisors III, Inc. Since November 1997, Mr. Schwarz has served as non-executive Co-Chairman of Bogen Communications International, Inc., a NASDAQ-listed provider of telecommunications peripherals and sound processing equipment. From October 1997 to April 1999 Mr. Schwarz also was a director of Emultek Ltd., an American Stock Exchange listed Israeli company which provides simulation technology for the development, promotion and support of electronic products. In addition, Mr. Schwarz serves as the Chairman of EK Management, Inc., the general partner of EK Associates, L.P. (also known as "Ekco/Glaco Ltd."), a limited partnership which provided goods and services to the baking industry. Mr. Schwarz graduated summa cum laude from the University of Pennsylvania's Wharton School receiving a B.S. in Economics, with a concentration in Accounting, and an M.B.A., with a concentration in Finance.

     ROBERT F. LIETZOW, JR., (age 34)-- Mr. Lietzow is the managing member of Lakeway Capital Partners, LLC, the general partner of Yaupon Partners, L.P. and Yaupon Partners II, L.P., each an investment limited partnership. Prior to the formation of Lakeway Capital Partners, LLC, Mr. Lietzow served as Vice President of Metropolitan Capital Advisors, Inc., from November 1994 until June 1998. During the period from February 1992 until October 1994, Mr. Lietzow was the Managing Director of Lietzow Investments, an investment management company.

     The Shareholders Committee has agreed that it will bear all costs and expenses of, and indemnify against any and all liability incurred by each Shareholder Nominee in connection with the Shareholder Nominee being a candidate for election to the Board of Directors. Each Shareholder Nominee, other than Messrs. Schwarz and Lietzow, will also be paid by a fee of $10,000 for service as a nominee, whether or not elected. The Shareholders Committee will not seek reimbursement of such fees from the Company. Each Shareholder Nominee will receive usual directors' fees upon his election as a director of the Company in accordance with the Company's practice.

     Except as set forth in this Proxy Statement or in the Appendices attached hereto, none of the members of the Shareholders Committee, any of the persons participating in this solicitation on behalf of the Shareholders Committee, any of the Shareholder Nominees, nor any associate of any of the foregoing persons
(i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the

Company,  (v)  is  or  has  been  a  party  to  any  contract,   arrangement  or
understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Proxy Statement or in the Appendices hereto, none of the members of the Shareholders Committee, any of the persons participating in this solicitation on behalf of the Shareholders
Committee, any of the Shareholder Nominees, nor any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

     None of the corporations or organizations in which any of the Shareholder Nominees has conducted their principal occupation or employment is a parent, subsidiary or other affiliate of the Company and none of the Shareholder Nominees holds any position or office with the Company, has any family relationship with any executive officer or director of the Company or each other, or has been involved in any legal proceedings of the type required to be disclosed by the rules governing this solicitation other than as described herein.

                       PROPOSAL TO RESTORE ORIGINAL BYLAWS

     By letter dated June 16, 1999, Bedford delivered to the Company a proposal to be presented for Stockholder approval at the Company's Annual Meeting. Such proposal is as follows:

"That the Company's by-laws be amended to restore such by-laws, in their entirety, to the form in effect on May 16, 1999, and that such amended by-laws be effective immediately upon approval thereof by shareholders and for purposes of any proposals or director nominations desired to be made by shareholders at such meeting."

     The purpose of the proposal is to effectively rescind by-law amendments approved by the incumbent Board on May 17, 1999, as well as any other amendments that may be approved prior to the Annual Meeting. The adoption of such proposal would re-establish for shareholders the right to make proposals and nominations without having to provide advance notice to the Company, as existed prior to the May 17, 1999 amendments. We believe that adopting the proposal to restore the by-laws will provide shareholders with greater flexibility in their ability to participate in issues concerning corporate governance, including initiating shareholder proposals and nominating directors. If so amended, the Shareholders Committee and its members would have the same rights as all other shareholders to make nominations and proposals, and may exercise such rights in furtherance of their proposal to elect nominees who would pursue a strategy of maximizing shareholder value. However, if the Board makes no additional changes to the Company's by-laws prior to the Annual Meeting, adoption of the proposal is unnecessary to ensure that the Shareholder Nominees stand for election.

                              SOLICITATION EXPENSES

     Pursuant to an agreement among the members of the Shareholders Committee dated as of May 3, 1999 (the "Agreement"), the expenses of preparing, printing and distributing this Proxy Statement, the accompanying form of proxy and any other soliciting proxies for the election of the Shareholder Nominees will be borne by the members of the Shareholders Committee in proportion to the number of shares of the Company's Common Stock each member and its affiliates owns. Such expenses are estimated to range from $450,000 to $750,000 , in part dependent upon the nature and extent of litigation instituted or pursued by Management. The total expenditures of the Shareholders Committee to date are estimated to be approximately $345,800 . The Shareholders Committee intends to seek reimbursement from the Company without a vote of the Company's security holders for the Shareholders Committee's expenses incurred in connection with the Shareholders Committee's solicitation of proxies.

     The Shareholders Committee has engaged MacKenzie Partners, Inc. for consulting services and to assist in the solicitation process. MacKenzie Partners, Inc. will be paid its reasonable and customary fees for its services, which will not be less than $15,000 and will be reimbursed for its expenses. MacKenzie Partners, Inc. will use approximately 30 persons in its solicitation efforts. In addition to the use of the mails, solicitations of proxies may be made by means of personal calls upon, or telephonic communications to or with shareholders or their personal representatives by the Shareholders Committee, employees of members of the Shareholders Committee and by MacKenzie Partners, Inc. Copies of the Shareholders Committee's soliciting materials will be furnished to banks, brokerage houses, fiduciaries and other nominees for forwarding to beneficial owners of shares and the Shareholders Committee will reimburse them for their reasonable out-of-pocket expenses for forwarding such materials.

                         VOTING SECURITIES OUTSTANDING;
                          INFORMATION ABOUT THE COMPANY

     There are 14,663,197 shares of Common Stock constituting the only class of outstanding voting securities, 13,766,083 of which were reported outstanding by the Company in its Form 10-Q for the quarter ended December 28, 1998, and an additional 897,114 newly issued shares reported outstanding by the Company in its March 1, 1999 Press Release. Each share of Common Stock entitles its owner to one vote.

     Certain information regarding the Company's Common Stock, the beneficial ownership of Company Common Stock held by Company directors, nominees, management and 5% shareholders, other information concerning the Company's management, and the procedures for submitting proposals for consideration at the next Annual Meeting of Shareholders is or will be contained in the Company's proxy statement and is incorporated herein by reference. The Company has provided its stockholders with its Annual Report to Stockholders for the year ended March 31, 1998 and with its Form 10-Q for the quarter ended December 27, 1998, which contain certain information as to the Company's financial condition and other matters.

     The Shareholders Committee assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Company's proxy statement, its Annual Report to Stockholders for the year ended March 31, 1998 or its Form 10-Q for the quarter ended December 27, 1998.

                           VOTING AND PROXY PROCEDURES

     For the proxy solicited hereby to be voted, the enclosed GOLD proxy card must be signed, dated and returned to the Columbus McKinnon Shareholders Committee, c/o MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010 in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for the Shareholder Nominees, or to restore the Original By-laws you must submit the enclosed GOLD proxy card and must NOT submit the Company's proxy card, even if you wish to vote for any of the Company Nominees. If you have already returned the Board of Directors' proxy card to the Company, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating and mailing the enclosed GOLD proxy card.
ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

     Execution of a GOLD proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation, (ii) submitting a duly executed proxy bearing a later date to the Secretary of the Company or
(iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation.


     Shares of Common Stock represented by a valid, unrevoked GOLD proxy card will be voted as specified. You may vote FOR the election of the Shareholder Nominees or withhold authority to vote for the election of the Shareholder Nominees by marking the proper box on the GOLD proxy card. You may also withhold your vote from any of the Shareholder Nominees by writing the name of such nominee in the space provided on the GOLD proxy card. You may vote in favor of restoring the Original By-Laws, or withhold authority to approve such proposal, by marking the proper box on the GOLD proxy card. If no specification is made, such shares will be voted FOR the election of all of the Shareholder Nominees and in favor of restoring the Original By-laws.

     Except as set forth in this Proxy Statement, the Shareholder Committee is not aware of any other matter to be considered at the Annual Meeting. However, if the Shareholder Committee learns of any other proposals made at a reasonable time before the Annual Meeting, the Shareholder Committee will either supplement this Proxy Statement and provide an opportunity to Stockholders to vote by proxy directly on such matter or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the enclosed GOLD proxy card will vote proxies solicited hereby in their discretion.

     If your shares are held in the name of a brokerage firm, bank or nominee, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GOLD proxy card.

     Only holders of record of Common Stock on the Annual Meeting Record Date established by the Board of Directors for the Annual Meeting, will be entitled to vote at the Annual Meeting. If you are a Stockholder of record on the Annual Meeting Record Date, you will retain the voting rights in connection with the Annual Meeting even if you sell such shares after the Annual Meeting Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Annual Meeting Record Date, or grant a proxy to vote such shares on the GOLD proxy card, even if you sell such shares after such date.

     The Shareholders Committee believes that it is in your best interest to elect the Shareholder Nominees at the Annual Meeting. THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF THE SHAREHOLDER NOMINEES.


                                    THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE



July 26, 1999

                                                                      Appendix A

          INFORMATION CONCERNING PARTICIPANTS IN THE PROXY SOLICITATION

     Certain information regarding the members of the Shareholder Committee, including, but not limited to the aggregate number of shares of the Company's stock beneficially owned, directly, or indirectly, by each of them as of July 26, 1999 is set forth below. Their transactions in the Company's stock during the past two years is set forth in Appendix B.

     On May 3, 1999, Metropolitan Capital Advisors, Inc., Metropolitan Capital III, Inc., Lakeway Capital Partners, LLC, Scoggin, Inc. and Scoggin, LLC, entered into an agreement with respect to the formation and conduct of the Shareholders Committee (the "Agreement"). Pursuant to the Agreement, the Shareholders Committee's proxy solicitation expenses will be borne by the members of the Shareholders Committee pro rata to their shareholdings. The Agreement prohibits any member of the Shareholders Committee from selling or otherwise transferring any of its shares of the Company's Common Stock until the earlier of the Company holding its Annual Meeting or the Company making an announcement that all of the Company's Common Stock is to be acquired by a third party, unless the proposed transferee agrees to be bound by the terms of the Agreement. The Agreement also requires that all of the members of the Shareholders Committee vote in favor of the Shareholder Nominees. As of July 26, 1999, and as further described below, members of the Shareholders Committee and their affiliates beneficially own, in the aggregate, 1,295,545 shares of the Company's Common Stock, representing approximately 8.49% of the outstanding shares.

     Metropolitan Capital Advisors, Inc., a New York corporation ("Metropolitan Capital"), is the sole General Partner of Metropolitan Capital Advisors, L.P., which is the sole General Partner of Bedford Falls Investors, L.P. ("Bedford"). Bedford is in the business of purchasing, for investment and trading purposes, securities and other financial instruments. Bedford may be deemed to be the beneficial owner of 366,800 shares of the Company's Common Stock, representing 2.50% of the Company's outstanding shares, of which 100 shares are owned of record.

     Metropolitan Capital III, Inc., a Delaware corporation ("Metropolitan III"), is the General Partner of Metropolitan Capital Partners III, L.P., a privately owned partnership which renders investment management and advisory services to Metropolitan Capital Advisors International Limited ("Metropolitan International"). Metropolitan International is in the business of purchasing, for investment and trading purposes, securities and other financial instruments. Metropolitan International may be deemed to be the beneficial owner of 240,600 shares of the Company's Common Stock, representing 1.64% of the Company's outstanding shares.

     Jeffrey E. Schwarz is a shareholder, Director, and the Chief Executive Officer, Treasurer and Secretary of Metropolitan Capital and Metropolitan III. Karen Finerman is a shareholder, Director and the President of Metropolitan Capital and Metropolitan III.

     Mr. Schwarz, Ms. Finerman, Metropolitan Capital, Metropolitan III, Metropolitan International and Bedford (collectively, the "Metropolitan Participants") collectively may be deemed to be the beneficial owners of an aggregate of 607,400 shares of the Company's Common Stock, representing 4.14% of the outstanding Common Stock, as of July 26, 1999. The Metropolitan Participants have a business address at 660 Madison Avenue, New York, NY 10022. Information concerning the Metropolitan Participants' purchases and sales of the Company's Common Stock within the last two years is contained in Appendix B.

     In addition to the above, Mr. Schwarz may be deemed the beneficial owner of 7,200 shares representing .05% of the Company's outstanding Common Stock which he owns individually, 1,200 shares of Common Stock owned by the Jeffrey E. Schwarz Children's Trust, of which Mr. Schwarz is the grantor, and 2,000 shares of Common Stock owned by the Schwarz Family Foundation Trust, of which Mr. Schwarz is a trustee. Mr. Schwarz, the Schwarz Children's Trust and the Schwarz Family Foundation Trust each has an address of 660 Madison Avenue, New York, NY 10022.

     Mr. Schwarz's father, Sherwood Schwarz, may be deemed the beneficial owner of 3,600 shares of the Company's Common Stock which he owns individually, of which Mr. Schwarz disclaims beneficial ownership. Sherwood Schwarz has an address of 425 Park Avenue, New York, NY 10022.

     Ms. Finerman's husband, Lawrence E. Golub, may be deemed the beneficial owner of 8,000 shares of the Company's Common Stock which he owns individually, of which Ms. Finerman disclaims beneficial ownership. Lawrence E. Golub has an address of 230 Park Avenue, 19th Floor, New York, New York 10169.

     Scoggin, Inc., a Delaware corporation, is the General Partner of S & E Partners, L.P., the sole General Partner of Scoggin Capital Management, L.P. ("Scoggin Capital"). Scoggin Capital is in the business of purchasing, for investment and trading purposes, securities and other financial instruments. Scoggin Capital may be deemed to be the beneficial owner of 322,500 shares of the Company's Common Stock representing 2.20% of the Company's outstanding shares.

     Scoggin, LLC, a Delaware limited liability company, is in the business of rendering investment management and advisory services to Scoggin International Fund, Ltd. ("Scoggin International"). Scoggin International is in the business of purchasing, for investment and trading purposes, securities and other financial instruments. Scoggin International may be deemed to be the beneficial owner of 153,200 shares of the Company's Common Stock representing 1.04% of the Company's outstanding shares.

     Curtis Schenker and Craig Effron each is a shareholder, director and executive officer of Scoggin, Inc. and a managing member of Scoggin, LLC.

     Mr. Schenker, Mr. Effron, Scoggin, Scoggin, Inc., Scoggin, LLC, Scoggin Capital and Scoggin International (collectively, the "Scoggin Participants") collectively may be deemed to be the beneficial owner of an aggregate of 475,700 shares of the Company's common stock, representing 3.24% of the outstanding Common Stock as of July 26, 1999. The Scoggin Participants have a business address of 660 Madison Avenue, New York, NY 10021. Information concerning the Scoggin Participants' purchases and sales of the Company's Common Stock within the last two years is contained in Appendix B.

     In addition to the above, Mr. Schenker is the beneficial owner of 7,500 shares representing .05% of the Company's outstanding shares which he owns individually, and Mr. Effron is the beneficial owner of 5,000 shares
representing   .03%  of  the   Company's   outstanding   shares  which  he  owns
individually. Mr. Schenker also may be deemed to be the beneficial owner of 2,500 shares of the Company's Common Stock as a result of being the General Partner of Carolyn Partners, L.P. and 2,500 shares of the Company's Common Stock as a result of being the General Partner of CJS Partners, L.P. Carolyn Partners, L.P. and CJS Partners, L.P. each has a business address of 660 Madison Avenue, New York, NY 10021.

     Lakeway Capital Partners, LLC, a Delaware limited liability company ("Lakeway Capital"), is the General Partner of Yaupon Partners, L.P. ("Yaupon") and Yaupon Partners II, L.P. ("Yaupon II"). Yaupon and Yaupon II each is in the business of purchasing, for investment and trading purposes, securities and other financial instruments. Yaupon may be deemed to be the beneficial owner of 116,750 shares of the Company's Common Stock representing .80% of the Company's outstanding shares, and Yaupon II may be deemed to be the beneficial owner of 3,700 shares of the Company's Common Stock representing .03% of the Company's outstanding shares.

     Robert F. Lietzow, Jr. is the managing member of Lakeway Capital. Mr. Lietzow, Lakeway Capital, Yaupon and Yaupon II (collectively, the "Lakeway Participants") collectively may be deemed to be the beneficial owner of 120,450 shares of the Company's Common Stock, representing .82% of the Company's outstanding shares. The Lakeway Participants have a business address at 660 Madison Avenue, New York, NY 10022. Information concerning the Lakeway Participants purchases and sales of the Company's common stock within the last two years is contained in Appendix B.

     In addition to the above, Mr. Lietzow is the beneficial owner of 17,295 shares representing .12% of the Company's outstanding shares which he owns individually.

     The Metropolitan Participants, Scoggin Participants and the Lakeway Participants each have an office address of 660 Madison Avenue, New York, New York 10021. Metropolitan, Scoggin and Lakeway, their affiliated entities, family members of their controlling persons, or entities or accounts investing for the benefit of the above are limited partners in certain of the other Shareholders Committee members or their affiliates. Such entities also from time to time share certain office equipment, facilities, employee time and expenses, consultant and other costs, including costs of due diligence, financial analysis or other services that may be rendered by any one of them, or by outside parties. With respect to their investment in the Company Common Stock, certain of the Metropolitan Participants and Scoggin Participants have agreed to compensate Robert F. Lietzow, Jr. and/or Lakeway Capital Partners, LLC for management advice and consultation in connection with their investment in the Company's securities. The amount and timing of such compensation is not determined at this time, but is generally agreed to be based upon management fees earned as a result of their investment in the Company's securities.

     Metropolitan and Scoggin, and certain of their affiliates, have in the past, and expect to continue in the future, to share in certain investment analysis and opportunities and discuss the merits and evaluation of such opportunities. Such investment opportunities may include the purchase and sale of securities in debt of public and private issuers, trading in convertible securities, investments in real estate securities or interest bearing instruments or other financial instruments of all kinds. Certain of the Metropolitan Participants and the Scoggin Participants also may serve together or support several charitable and educational institutions.

     Mr. Jonathan Guss, a Shareholder Nominee, is the Chief Executive Officer and a director of Bogen Communications International, Inc. ("Bogen"). Mr. Jeffrey E. Schwarz is Co-Chairman of Bogen, and, through certain of the Metropolitan Participants and personally, is the owner of 16.8% of the Common Stock of Bogen. Mr. Guss and Mr. Schwarz have engaged in other business acquisitions, operations and sales in the past and may do so in the future. Mr. Guss is not the record or beneficial owner of any shares of Common Stock of the Company as of the date hereof. Mr. Guss's business address is 50 Spring Street, P.O. Box 575, Ramsey, New Jersey 07446.

     Mr. Larry N. Katsoulis is not the record or beneficial owner of any shares of Common Stock of the Company. Mr. Katsoulis's business address is 330 East Kilbourne Avenue, Suite 1185, Milwaukee, Wisconsin 53202.

         Mr. George F. Raymond, Jr. is not the record or beneficial owner of any shares of Common Stock of the Company. In 1997, the Metropolitan Participants and the Scoggin Participants entered into a shareholders agreement with George
G. Raymond, Jr., for the purpose of encouraging the incumbent Board to explore alternatives to maximize value, or alternatively to seek replacing a majority of the Board of Directors of Raymond Corporation. The Board of Raymond Corporation did then determine to explore such alternatives and Raymond Corporation agreed to be acquired by BT Industries AB for a price of $33.00 per Share. Mr. Raymond's business address is 5150 Tamiami Trail, N., Suite 303, Naples, Florida 34103.

                                                                      Appendix B

             TRANSACTIONS IN SHARES OF COLUMBUS MCKINNON CORPORATION

         The following table sets forth information with respect to all purchases and sales of shares of Common Stock of the Company by the members of the Shareholder Committee and certain of their affiliates and the Shareholder Nominees during the past two years:


                               TRANSACTION SUMMARY
                            METROPOLITAN PARTICIPANTS

         Transaction in Common Stock by Metropolitan  Capital,  of which Jeffrey
E. Schwarz and Karen Finerman are principal stockholders and officers, for and on behalf of Bedford Falls are as follows. All such transactions comprise open market purchase of Common Stock unless otherwise indicated.


             Date                   Purchase/Sale             Quantity

         01/01/98                           *                     37,100
         01/05/98                           S                     29,700
         04/02/98                           S                     26,600
         10/06/98                           S                     62,400
         10/07/98                           S                     52,700
         10/29/98                           S                     12,300
         12/28/98                           P                     39,700
         01/01/99                           P                      4,200
         01/04/99                           P                     51,100
         01/22/99                           P                     37,400
         02/16/99                           P                     11,800

*        Shares Contributed to Bedford Falls as of January 1, 1998

         The shares of the Company's Common Stock held by Bedford may be held through margin accounts with brokers, which extend margin credit, as and when required to open or carry positions in such margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies of such firms. The positions held in the margin accounts, including the shares of the Company's Common Stock, are pledged as collateral security for the repayment of debit balances in the respective accounts. The amount of margin debt is not readily ascertainable.

         Transactions in Common Stock by Metropolitan III, of which Jeffrey E. Schwarz and Karen Finerman are principal shareholders and officers, for and on behalf of Metropolitan International are as follows. All such transactions comprise open market purchases of Common Stock.

           Date            Purchase/Sale             Quantity

         07/25/97               P                    56,500
         07/28/97               S                    5,000
         08/31/98               P                    10,000
         10/06/98               S                    24,500
         10/29/98               S                    5,900
         10/30/98               S                    1,500
         11/02/98               S                    400
         11/03/98               S                    2,500
         11/04/98               S                    12,500
         11/19/98               S                    14,500
         11/20/98               S                    1,000
         12/28/98               P                    10,300
         01/01/99               S                    4,200
         01/04/99               P                    13,400
         01/04/99               P                    109,400
         01/22/99               P                    32,600
         02/16/99               P                    3,700

         The shares of the Company's Common Stock held by Metropolitan International may be held through margin accounts with brokers, which extend margin credit, as and when required to open or carry positions in such margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies of such firms. The positions held in the margin accounts, including the shares of the Company's Common Stock, are pledged as collateral security for the repayment of debit balances in the respective accounts. The amount of margin debt is not readily ascertainable.

     Transactions in Common Stock by Jeffrey E. Schwarz are as follows. All such transactions comprise open market purchases of Common Stock.

             Date          Purchase/Sale             Quantity

         04/07/98               S                    4,800

                               TRANSACTION SUMMARY
                              SCOGGIN PARTICIPANTS

     Transactions in Common Stock by Scoggin, Inc., of which Curtis Schenker and Craig Effron are principal stockholders and officers, for and on behalf of Scoggin Capital as follows. All such transactions comprise open market purchases of Common Stock.

             Date          Purchase/Sale             Quantity

         07/21/97               P                    10,000
         03/18/98               S                     2,500
         03/20/98               S                     2,500
         04/01/98               S                     9,500
         04/01/98               S                       500
         04/03/98               S                    15,000
         07/28/98               P                     2,500
         08/06/98               P                    10,000
         08/07/98               P                     2,500
         08/31/98               P                     2,500
         10/07/98               S                     3,500
         10/07/98               S                    44,000
         10/07/98               S                    25,000
         10/29/98               P                    12,000
         11/03/98               S                     1,500
         11/03/98               S                     2,000
         11/03/98               S                     4,500
         11/04/98               P                     5,000
         11/04/98               P                     3,000
         11/06/98               P                     5,000
         11/09/98               P                     5,000
         11/10/98               P                     5,000
         11/12/98               S                     2,000
         12/11/98               P                    10,000
         12/21/98               P                     2,000
         12/28/98               P                    17,500

         01/04/99               P                    90,000
         01/04/99               P                     5,000
         01/22/99               P                    90,000
         02/16/99               P                    10,500
         03/23/99               S                     2,000
         03/23/99               S                       500

         The shares of the Company's Common Stock held by Scoggin Capital may be held through margin accounts with brokers, which extend margin credit, as and when required to open or carry positions in such margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies of such firms. The positions held in the margin accounts, including the shares of the Company's Common Stock, are pledged as collateral security for the repayment of debit balances in the respective accounts. The amount of margin debt is not readily ascertainable.


         Transactions in Common Stock by Scoggin, LLC, of which Curtis Schenker and Craig Effron are managing members, for and on behalf of Scoggin International are as follows. All such transactions comprise open market purchases of Common Stock.

          Date             Purchase/Sale             Quantity

         07/21/97               P                      4,000
         07/30/97               P                      2,500
         10/28/97               P                      2,000
         11/26/97               P                      3,000
         12/19/97               P                      2,500
         12/22/97               P                      3,500
         12/30/97               P                      2,000
         12/31/97               P                      6,900
         01/09/98               P                      7,000
         01/09/98               P                      7,000
         01/16/98               P                      2,000
         01/20/98               P                      3,000
         02/04/98               P                      1,100
         02/05/98               P                      2,700
         04/03/98               S                      2,000
         04/03/98               S                      1,000
         04/03/98               S                      2,000
         06/01/98               P                      5,000
         06/16/98               P                      5,000
         06/18/98               P                     10,000
         06/19/98               P                      2,800
         06/22/98               P                      2,500

         06/26/98               P                      3,000
         06/29/98               P                        400
         07/01/98               P                      2,200
         07/07/98               P                      1,000
         07/24/98               P                      1,400
         07/27/98               P                      2,500
         07/27/98               P                      1,000
         07/27/98               P                      1,000
         07/28/98               P                      2,500
         08/06/98               P                     10,000
         08/07/98               P                      2,500
         10/07/98               S                      8,000
         10/07/98               S                      2,000
         10/07/98               S                      2,500
         10/07/98               S                     15,000
         10/07/98               S                      1,000
         10/07/98               S                     17,000
         10/07/98               S                      4,000
         10/07/98               S                        500
         10/07/98               S                      2,000
         10/07/98               S                      2,000
         10/07/98               S                      3,000
         10/07/98               S                      2,500
         10/07/98               S                      3,500
         10/07/98               S                      2,000
         10/07/98               S                      6,900
         10/07/98               S                      7,000
         10/07/98               S                      6,100
         10/07/98               S                        900
         10/07/98               S                      2,000
         10/07/98               S                      2,800
         11/04/98               P                      3,000
         11/06/98               P                     10,000
         11/09/98               P                      5,000
         11/10/98               P                      5,000
         11/12/98               P                      2,000
         12/11/98               S                        200
         12/11/98               S                      1,100
         12/11/98               S                      2,700
         12/11/98               S                      5,000
         12/11/98               S                      1,000
         12/28/98               P                     12,500
         01/04/99               P                      2,000

         01/22/99               P                    55,000
         02/16/99               P                    12,900
         03/23/99               S                     1,000

         The shares of the Company's Common Stock held by Scoggin International may be held through margin accounts with brokers, which extend margin credit, as and when required to open or carry positions in such margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies of such firms. The positions held in the margin accounts, including the shares of the Company's Common Stock, are pledged as collateral security for the repayment of debit balances in the respective accounts. The amount of margin debt is not readily ascertainable.


         Transactions on Common Stock by Curtis Schenker are as follows. All such transactions comprise open market transaction.


             Date          Purchase/Sale             Quantity

         05/23/97               S                      4,000
         10/27/97               P                      1,000
         01/08/98               S                      1,000
         03/12/98               S                      1,000
         03/13/98               S                      1,500
         03/13/98               S                      1,500
         03/17/98               S                        400
         03/18/98               S                      1,100
         03/18/98               S                      1,000
         04/10/98               S                      1,500
         04/10/98               S                      1,000
         08/07/98               P                      2,500
         08/25/98               S                      1,000
         09/02/98               S                        500
         09/02/98               S                      1,000
         09/09/98               P                      2,500
         09/30/98               S                      1,000
         12/18/98               P                      1,000
         12/21/98               P                      5,000
         03/22/99               S                      1,500
         03/22/99               S                      1,000

         Transactions in Common Stock by Craig Effron are as follows. All such transactions comprise Open Market transactions of Common Stock.

             Date          Purchase/Sale             Quantity

         03/18/98               S                    1,000
         04/10/98               S                    1,000
         03/04/99               P                    1,900
         03/12/99               P                    1,100
         04/12/99               P                    2,000


                               TRANSACTION SUMMARY
                              LAKEWAY PARTICIPANTS

     Transactions in Common Stock by Lakeway Capital, of which Robert F. Lietzow, Jr. is the sole managing member, for and on behalf of Yaupon are as follows. All such transactions comprise open market transactions of Common Stock.

             Date          Purchase/Sale             Quantity

         08/31/98               P                    10,000
         10/07/98               S                    10,000
         11/04/98               P                    8,000
         11/10/98               P                    12,500
         11/10/98               P                    5,000
         12/21/98               P                    10,000
         12/28/98               P                    6,600
         01/04/99               P                    24,400
         01/22/99               P                    29,000
         02/10/99               P                    2,500
         02/11/99               P                    1,000
         02/12/99               P                    2,750
         02/17/99               P                    15,000

         The shares of the Company's Common Stock held by Yaupon may be held through margin accounts with brokers, which extend margin credit, as and when required to open or carry positions in such margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies of such firms. The positions held in the margin accounts, including the shares of the Company's Common Stock, are pledged as collateral security for the repayment of debit balances in the respective accounts. The amount of margin debt is not readily ascertainable.

     Transactions in Common Stock by Lakeway Capital, of which Robert F. Lietzow, Jr. is the sole managing member, for and on behalf of Yaupon II are as follows. All such transaction comprise open markets of Common Stock.

             Date          Purchase/Sale             Quantity

         01/15/99               P                    700
         01/22/99               P                    1,000
         04/12/99               P                    2,000

         The shares of the Company's Common Stock held by Yaupon II may be held through margin accounts with brokers, which extend margin credit, as and when required to open or carry positions in such margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies of such firms. The positions held in the margin accounts, including the shares of the Company's Common Stock, are pledged as collateral security for the repayment of debit balances in the respective accounts. The amount of margin debt is not readily ascertainable.

     Transactions in Common Stock by Robert F. Lietzow, Jr. are as follows. All such transactions comprise open market purchases of Common Stock.


             Date          Purchase/Sale             Quantity

         07/25/97               P                    5,000
         03/12/98               P                    2,000

                              [FRONT OF PROXY CARD]

                                      PROXY
                          COLUMBUS MCKINNON CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 16, 1999

     THIS PROXY IS SOLICITED BY THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
                     IN OPPOSITION TO THE BOARD OF DIRECTORS

         The undersigned hereby appoints Jeffrey E. Schwarz and Robert F. Lietzow, Jr., and each or any of them, with full power of substitution and resubstitution, the attorney(s) and the proxy(ies) of the undersigned, to vote all shares the undersigned may be entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Columbus McKinnon Corp., to be held at the Company's corporate offices at 140 John James Audubon Parkway, Amherst, New York, on August 16, 1999 at 10:00 a.m., local time, and at any adjournments or postponements thereof on the following matters, as instructed below, and, in their discretion, on such other matters as may properly come before the meeting, including any motion to adjourn or postpone the meeting, all as more fully described in the Proxy Statement of The Columbus McKinnon Shareholders Committee, dated July 26, 1999.

         THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1.

1.       ELECTION OF DIRECTORS

[ ] FOR all nominees listed below                    [ ]WITHHOLD AUTHORITY
    (except as indicated to the contrary  below)        to vote for all nominees
                                                        listed below

     LARRY N. KATSOULIS             JONATHAN G. GUSS
     GEORGE G. RAYMOND, JR.         JEFFREY E. SCHWARZ
     ROBERT F. LIETZOW, JR.

Instruction:      To withold  authority to vote for any individual  nominee mark
                  "FOR" all nominees above and write the name(s) of that nominee(s) with respect to whom you wish to withhold authority to vote here:

                ----------------------------------------------------------------

                (Continued and to be SIGNED on the reverse side.)

                             [Reverse of Proxy Card]

     THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

2. PROPOSAL TO RESTORE THE COMPANY'S ORIGINAL BY-LAWS.

     [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

     THE   COLUMBUS   MCKINNON   SHAREHOLDERS   COMMITTEE   IS  NOT  MAKING  ANY
     RECOMMENDATION WITH RESPECT TO PROPOSAL NO. 3.

3. PROPOSAL TO APPROVE THE PROPOSED AMENDMENT AND RESTATEMENT OF THE COLUMBUS MCKINNON CORPORATION 1995 INCENTIVE STOCK OPTION PLAN.

     [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted "FOR" the election of the Columbus McKinnon Shareholders Committee nominees as directed and "FOR" the shareholder proposal listed above. This proxy revokes all prior proxies given by the undersigned.

     Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such names should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons. This Proxy Card votes all shares held in all capacities.


                           Dated:_________________________________________, 1999

                           _____________________________________________________
                           (Signature)


                           _____________________________________________________
                           (Signature if held jointly)